UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934
(Amendment No._____)

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IFLI Acquisition Corp.
(Name of Registrant as Specified in Its Charter)

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IFLI Acquisition Corp.
1500 Gateway Boulevard
Suite 220
Boynton Beach, FL  33426

telephone (877) 647-2367

Dear Stockholders:

We are writing to advise you that IFLI Acquisition Corp. intends to amend its Certificate of Incorporation to:

•	increase the number of authorized shares of our common stock from 75,000,000 shares to 400,000,000 shares;
•	effect a forward stock split of all of the outstanding shares of our common stock at a ratio of two for one (2:1); and
•	change our corporate name to SimplePons Inc.

These actions were approved on November 10, 2011 by our Board of Directors. In addition, our executive officers and directors who hold approximately 53.3% of our outstanding voting securities, which represents a majority of our issued and outstanding voting securities, have approved these actions on November 10, 2011, by written consent in lieu of a special meeting of stockholders in accordance with the relevant sections of the Delaware General Corporation Law.

WE ARE NOT ASKING YOU FOR A PROXY, AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

No action is required by you.  The accompanying Information Statement is furnished only to inform our stockholders of the actions described above before they take place in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  This Information Statement is first mailed to you on or about November [__], 2011.

Please feel free to call us at (877) 647-2367 should you have any questions on the enclosed Information Statement.  We thank you for your continued interest in our company.

For the Board of Directors of
IFLI ACQUISITION CORP.

	By:	/s/ Brian S. John
November [___], 2011		Brian S. John, Chief Executive Officer

IFLI Acquisition Corp.
1500 Gateway Boulevard
Suite 220
Boynton Beach, FL  33426

telephone (877) 647-2367

INFORMATION STATEMENT REGARDING ACTION TAKEN BY WRITTEN CONSENT
OF MAJORITY STOCKHOLDERS IN LIEU OF A SPECIAL MEETING

WE ARE NOT ASKING YOU FOR A PROXY,
AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

GENERAL

This Information Statement is being furnished to the stockholders of IFLI Acquisition Corp. in connection with the adoption of the Certificate of Amendment to our Amended and Restated Certificate of Incorporation (the “Certificate of Amendment”) by written consents of our Board of Directors and the holders of a majority of our issued and outstanding voting securities in lieu of a special meeting.  On November 10, 2011 our Board of Directors approved the Certificate of Amendment.  In addition, also on November 10, 2011, our executive officers and directors, who collectively own approximately 53.3% of our outstanding voting stock which is in excess of the required majority of our outstanding voting securities necessary for the adoption of this action, have executed a written consent approving the Certificate of Amendment.  A copy of the form of Certificate of Amendment is attached as Appendix A to this Information Statement.

The elimination of the need for a meeting of stockholders to approve these actions is made possible by Section 228 of the Delaware General Corporation Law which provides that the written consent of the holders of outstanding shares of voting capital stock, having not less than the minimum number of votes which would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, may be substituted for such a meeting.  In order to eliminate the costs involved in holding a special meeting, our Board of Directors voted to utilize the written consent of the holders of a majority in interest of our voting securities.

Pursuant to Section 228 of the Delaware General Corporation Law, we are required to provide prompt notice of the taking of the corporate action without a meeting of stockholders to all stockholders who did not consent in writing to such action.  This Information Statement serves as this notice.  This Information Statement is first being mailed on or about November [__], 2011 to stockholders of record, and is being delivered to inform you of the corporate action described herein before it takes effect in accordance with Rule 14c-2 of the Securities Exchange Act of 1934.  No dissenter’s rights are afforded to our stockholders under Delaware law as a result of the adoption of the Certificate of Amendment.

The entire cost of furnishing this Information Statement will be borne by us.  We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of our voting securities held of record by them and we will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

OUR PRINCIPAL STOCKHOLDERS

Our voting securities are comprised of our common stock.  At November 10, 2011, we had 38,470,435 shares of our common stock issued and outstanding which gives no effect to the pending forward stock split.  The following table sets forth information regarding the beneficial ownership of our common stock as of November 10, 2011 by:

•	each person known by us to be the beneficial owner of more than 5% of our common stock;
•	each of our directors;
•	each of our named executive officers; and
•	our named executive officers and directors as a group.

Unless otherwise indicated, the business address of each person listed is in care of 1500 Gateway Boulevard, Suite 220, Boynton Beach, FL  33426.  The percentages in the table have been calculated on the basis of treating as outstanding for a particular person, all shares of our common stock outstanding on that date and all shares of our common stock issuable to that holder in the event of exercise of outstanding options, warrants, rights or conversion privileges owned by that person at that date which are exercisable within 60 days of that date.  Except as otherwise indicated, the persons listed below have sole voting and investment power with respect to all shares of our common stock owned by them, except to the extent that power may be shared with a spouse.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	% of Class
Brian S. John 1	10,000,000	26.0%
Richard A. Miller 2	10,000,000	26.0%
Martin Scott 3	500,000	1.3%
All officers and directors as a group (three persons)1,2,3	20,500,000	53.3%
Maarten Linthorst 4	5,000,000	11.5%
Falcon Partners BVBA 5	5,000,000	11.5%
Emilio DiSanluciano 6	3,000,000	7.2%
Brainard Ventures LLC 7	2,000,000	5.2%

1   Excludes options to purchase 500,000 shares of our common stock exercisable at $0.55 per share granted in November 2011 under our 2011 Equity Compensation Plan which vest quarterly in arrears in equal amounts over three years.

2   Excludes options to purchase 500,000 shares of our common stock exercisable at $0.55 per share granted in November 2011 under our 2011 Equity Compensation Plan which vest quarterly in arrears in equal amounts over three years.

3   Excludes options to purchase 250,000 shares of our common stock exercisable at $0.55 per share granted in November 2011 under our 2011 Equity Compensation Plan which vest quarterly in arrears in equal amounts over three years.  The number of shares owned by Mr. Scott excludes securities owned by his wife over which he disclaims beneficial ownership.

4   The number of shares beneficially owned by Mr. Linthorst includes 2,500,000 shares of our common stock issuable upon the exercise of common stock purchase warrants.  Mr. Linthorst’s address is Mutzmaleivstrasse 34, CH-8712 Staefa, Switzerland.

5   The number of shares beneficially owned by Falcon Partners BVBA includes 2,500,000 shares of our common stock which are presently outstanding and 2,500,000 shares of our common stock issuable upon the exercise of common stock purchase warrants.  Falcon Partners BVBA’s address is Gan Welterslaan #13, 2100 Antwerp Belgium.

6   The number of shares beneficially owned by Mr. DiSanluciano includes 500,000 shares of our common stock which are presently outstanding and together with 500,000 shares of our common stock issuable upon the exercise of common stock purchase warrants held by Thorsdale, Inc.  Mr. DiSanluciano has voting and dispositive control over securities held by Thorsdale, Inc.  Mr. DiSanluciano ‘s address is 777 S. Flagler Drive, Suite 800, West Tower, West Palm Beach, FL  33487.

7   Brainard Ventures LLC’s address is 777 S. Flagler Drive, Suite 800, West Tower, West Palm Beach, FL  33487.

THE AMENDMENT

When effective, the Certificate of Amendment will amend our Certificate of Incorporation to:

•	increase the number of authorized shares of our common stock from 75,000,000 shares to 400,000,000 shares;
•	effect a forward stock split of all of the outstanding shares of our common stock at a ratio of two for one (2:1); and
•	change our corporate name to SimplePons Inc.

Increase in number of authorized shares of our common stock

Our authorized capital currently consists of 75,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share.  The preferred stock is issuable in such series, and with such designations, rights and preferences, as our Board of Directors may determine from time to time without the consent of our stockholders.  At November 10, 2011 we had 38,470,435 shares of our common stock and no shares of our preferred stock outstanding.  In addition, at November 10, 2011 we had outstanding common stock purchase warrants to purchase an aggregate of 10,536,528 shares of our common stock, outstanding options to purchase 2,050,000 shares of our common stock together with an additional 2,950,000 shares of our common stock reserved for future grants under our 2011 Equity Compensation Plan.

The Certificate of Amendment will increase the number of authorized shares of our common stock to 400,000,000 shares.  Of these additional shares, approximately 54,006,963 shares will be allocated for issuance pursuant to the forward split described below, or reserved for future issuance upon the possible exercise of the outstanding warrants and options or for future grants under our 2011 Equity Compensation Plan.  The remaining approximately 292,000,000 additional shares of our common stock may be issued by our Board of Directors in its sole discretion.  These additional shares could be used, among other things, for public or private financings to raise additional capital, for the declaration of stock splits or stock dividends, for acquisitions of other companies, or for the expansion of business operations.  We will need to raise additional capital during 2011 and beyond in order to fund our operations and we anticipate that funding will come through the sale of equity securities or securities that are convertible into equity securities.  However, we have no specific plans or agreements at this time with respect to any additional financing transactions and no assurances can be given that a financing transaction or transactions will take place or will be available on terms that are favorable to our company.  There are currently no plans, agreements, arrangements, or understanding, for the issuance of additional shares of common stock, other than as described herein.   Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock.

The increase in the number of authorized shares of our common stock may be construed as having an anti-takeover effect.  Although the Certificate of Amendment was not adopted for this purpose, in the future the Board could, subject to its fiduciary duties and applicable law, use the increased number of authorized but unissued shares to frustrate persons seeking to take over or otherwise gain control of our company by, for example, privately placing shares with purchasers who might side with the Board in opposing a hostile takeover bid.  Shares of common stock could also be issued to a holder that would thereafter have sufficient voting power to assure that any proposal to amend or repeal our bylaws or certain provisions of our Amended and Restated Certificate of Incorporation would not receive the requisite vote.  Such uses of our securities could render more difficult, or discourage, an attempt to acquire control of our company if such transactions were opposed by the Board.  We are not aware of any party’s interest in or efforts to engage in a hostile takeover attempt as of the date of this Information Statement.

Forward stock split

Our common stock is currently quoted on the OTC Bulletin Board.  At the present time, there are approximately 170,000 shares our common stock which are freely tradable.  Following our recent acquisition of SimplePons, Inc. we are no longer considered a “shell company” under Federal securities laws.  We believe that the low number of our shares which are freely tradable could be a disincentive for investors to acquire our common shares and could lead to volatility in the trading price of our common stock, assuming a market for our stock develops of which there is no assurance.  We believe that the forward stock split, which will increase the number of our common shares that can trade in the over-the-counter market, could provide a greater incentive for investors to acquire our common shares.  However, there are no assurances that the forward stock split will have the desired effect.

The number of shares of our common stock owned by each holder on the record date for the forward stock split of December [     ], 2011 will be proportionally increased on the effective date based upon the 2:1 ratio of the split and each share issued as a result of the forward stock split will be fully paid and non-assessable.  In addition, the number of shares of our common stock which will be issued and outstanding after the forward stock split will increase by up two fold. On the effective date, the forward stock split will also have the following effects:

•	No scrip or fractional shares will be issued as a result of the forward stock split and any fractional shares which may be issuable will be rounded up to the nearest whole share,
•	The per share loss and net book value of our common stock will be decreased because there will be a greater number of shares of our common stock outstanding;
•	The par value of the common stock will remain $0.01 per share;
•
The stated capital on our balance sheet attributable to the common stock will be increased two fold, and the additional paid-in capital account will be debited with the amount by which the stated capital is increased. These accounting entries will have no impact on total stockholders’ equity.  All share and per share information will be retroactively adjusted following the effective date of the forward stock split to reflect the forward stock split for all periods presented in future filings;

•
All outstanding options and warrants entitling the holders thereof to purchase shares of common stock will enable such holders to purchase, upon exercise thereof, twice the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the forward stock split, at an exercise price equal to one-half the exercise price per share immediately prior to the forward stock split, resulting in the same aggregate price required to be paid therefore upon exercise thereof immediately preceding the forward stock split; and

•	The number of shares of our common stock reserved for issuance under our 2010 Equity Compensation Plan will be increased from 5,000,000 shares to 10,000,000 shares.

Our common stock is quoted on the OTC Bulletin Board currently under the symbol IFLI.  Immediately following the effective date of the forward stock split the market price of our common stock as quoted on the OTC Bulletin Board will decrease two-fold, and thereafter the quoted price will be subject to ordinary market conditions.

The forward stock split will have no effect on our authorized preferred shares.

Certain Federal income tax consequences

The forward stock split should not result in any recognition of gain or loss.  The holding period of the additional shares of our common stock to be issued as a result of the forward stock split (the “New Shares”) will include the stockholder’s holding period for the corresponding original shares owned prior to the forward stock split.  The adjusted basis of the New Shares (including the original shares) will be equal to the adjusted basis of a stockholder’s original shares.  Notwithstanding the foregoing, the federal income tax consequences of the receipt of an additional share in lieu of a fractional interest is not clear but may result in tax liabilities which should not be material in amount in view of the low value of the fractional interest.  Our beliefs regarding the tax consequence of the forward stock split are not binding upon the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service or the courts will accept the positions expressed above.  This summary does not purport to be complete and does not address the tax consequences to holders that are subject to special tax rules, such as banks, insurance companies, regulated investment companies, personal holding companies, foreign entities, nonresident foreign individuals, broker-dealers and tax exempt entities. The state and local tax consequences of the forward stock split may vary significantly as to each stockholder, depending upon the state in which he or she resides.

The foregoing summary is included for general information only.  Each stockholder should consult their own tax adviser concerning the particular U.S. federal tax consequences of the forward stock split, as well as any consequences arising under the laws of any other taxing authority, such as any state, local or foreign income tax consequences to which they may be subject.

To ensure compliance with Treasury Department Circular 230, each holder of common stock is hereby notified that: (a) any discussion of U.S. federal tax issues in this Information Statement is not intended or written to be used, and cannot be used, by such holder for the purpose of avoiding penalties that may be imposed on such holder under the Internal Revenue Code; (b) any such discussion has been included by us in furtherance of the forward stock split on the terms described herein; and (c) each such holder should seek advice based on its particular circumstances from an independent tax advisor.

Name change

In November 2011 we completed our acquisition of SimplePons, Inc., a Delaware corporation which is now our wholly-owned subsidiary.   The Certificate of Amendment will also change the name of our company from IFLI Acquisition Corp. to SimplePons, Inc.  Our Board believes it is important to change our corporate name to reflect our current business, operations and brand.  Concurrent with the name change, we will also change the name of our subsidiary to SimplePons Operations, Inc. so that we might use the SimplePons’ name for the parent company.

No dissenter’s rights

Under Delaware law stockholders are not entitled to dissenter’s rights of appraisal with respect to the Certificate of Amendment.

How the Certificate of Amendment will be enacted

The Certificate of Amendment will become effective upon the filing with the Secretary of State of the State of Delaware which we anticipate will be on or after December [______], 2011 which is 20 days after this Information Statement was first mailed to our stockholders.

Because our common stock is currently quoted on the OTC Bulletin Board, the forward stock split and name change will require approval by FINRA pursuant to Rule 10b-17 of the Securities Exchange Act of 1934 in order for these actions to be recognized in the market for trading purposes.  We expect to receive FINRA’s approval prior to the effective date of the Certificate of Amendment.  The Certificate of Amendment will also result in a change of our trading symbol on the OTC Bulletin Board and our CUSIP number.  We will provide public notice of the new trading symbol and CUSIP number when received.

As soon as practicable after the effective date of the Certificate of Amendment, stockholders on the record date will receive certificates representing the additional shares of common stock issued to the stockholder as a result of the forward stock split, bearing our new name and new CUSIP number.

WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
WHERE YOU CAN FIND MORE INFORMATION

This Information Statement refers to certain documents that are not presented herein or delivered herewith.  Such documents are available to any person, including any beneficial owner of our shares, to whom this Information Statement is delivered upon oral or written request, without charge.  Requests for such documents should be directed to Corporate Secretary, IFLI Acqusition Corp., 1500 Gateway Boulevard, Suite 220, Boynton Beach, FL  33426, Telephone (877) 647-2367.

We file annual and special reports and other information with the SEC. Certain of our SEC filings are available over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities:

Public Reference Room Office
100 F Street, N.E.
Room 1580
Washington, D.C. 20549

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Callers in the United States can also call 1-202-551-8090 for further information on the operations of the public reference facilities.

IFLI ACQUISION CORP.

By:	/s/ Brian S. John
Brian S. John, CEO

APPENDIX A

CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
IFLI ACQUISITION CORP.
(A Delaware Corporation)

Pursuant to Section 242 of the Delaware General Corporations Law, the undersigned, being the Chief Executive Officer of IFLI Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that the following resolutions were adopted by the Corporation’s Board of Directors and its stockholders as hereinafter described:

RESOLVED: Paragraph FIRST of the Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The name of the Corporation is SimplePons, Inc.

FURTHER RESOLVED:  The first paragraph of Paragraph FOURTH of the Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended by deleting the paragraph in its entirety and replacing it with the following:

The total number of shares of all classes of capital stock which the Corporation shall have the authority to issue is Four Hundred and Five Million (405,000,000) shares of which Four Hundred Million (400,000,000) shares shall be Common Stock, par value $0.01 per share, and Five Million (5,000,000) shares shall be Preferred Stock, par value $0.01 per share.

FURTHER RESOLVED:  Paragraph FOURTH of the Amended and Restated Certificate of Incorporation, as amended, of this Corporation is hereby amended by adding the following:

On the date of effective date of this Certificate of Amendment, the Corporation will effect a forward stock split (the “Forward Stock Split”) of its outstanding Common Stock pursuant to which every one (1) issued and outstanding share of the Corporation’s Common Stock, par value $0.01 (the “Old Common Stock”) shall be reclassified and converted into two (2) validly issued, fully paid and non-assessable shares of Common Stock, par value $0.01 (the “New Common Stock”).  Each certificate representing shares of Old Common Stock shall thereafter represent the number of shares of New Common Stock into which the shares of Old Common Stock represented by such certificate were reclassified and converted hereby; provided, further, that no cash will be paid or distributed as a result of the Forward Stock Split and no fractional shares will be issued.  All fractional shares which would otherwise be required to be issued as a result of the Forward Stock Split will be rounded up to the nearest whole share.

FURTHER RESOLVED:  That the record date for the Forward Stock Split shall be December [_______], 2011 and the effective time of this Certificate of Amendment shall be the close of business on December ____, 2011.

The foregoing resolutions and this Certificate of Amendment were adopted by the Board of Directors of the Corporation pursuant to a written consent of the directors of the Corporation dated November 10, 2011 in accordance with Section 141 of the Delaware General Corporation Law, and by the written consent of holders of a majority of the outstanding shares of the Corporation’s voting stock on November, 2011 in accordance with Section 228 of the Delaware General Corporation Law

IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment to the Corporation’s Amended and Restated Certificate of Incorporation as of November___, 2011.

IFLI Acquisition Corp.

By:	/s/ Brian S. John
Brian S. John, Chief Executive Officer

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